Exhibit 99.2

Noble Innovations, Inc. Exhibits at ISH-North America Trade Show

Monday September 8, 6:00 am ET

PHOENIX--(BUSINESS WIRE)--Noble Innovations, Inc. (OTCBB: NOBV) announced today that the company is displaying its innovative new line of Viridian® Truly Tankless™ electric water heaters at the ISH-North America trade show in Atlanta, Georgia, October 1–3, 2008. The three-day trade show, which takes place at the Georgia World Congress Center, is the leading event of its type for the Kitchen & Bath, Plumbing, Heating and Air Conditioning trades.

More than 10,000 building industry professionals from 32 countries are registered to see the leading-edge new products of over 400 residential and commercial product manufacturers from 17 countries. According to James Cole, President and CEO of Noble Innovations, “ISH-North America provides a unique opportunity for Noble Innovations to display its new line of whole-house, electric tankless water heaters in that the show is sponsored by most of the national trade associations that will be carrying Viridian products.”

ISH-North America is sponsored by the American Supply Association (ASA), the Plumbing & Heating Cooling Contractors Association/National (PHCC), the Canadian Institute for Plumbing and Heating (CIPH), the International Association for Plumbing & Mechanical Officials (IAPMO), and the Radiant Panel Association (RPA). Noble Innovations’ display is located on the main aisle of the trade show. Cole added, “Our new Viridian brand whole-house, electric tankless water heaters have already proven to be of tremendous interest to many members in each of the associations. In the past few months, we have received hundreds of inquiries for product specs, pricing and availability.”

According to Fred Huggins, Vice President of Sales and Marketing for Noble Innovations, “Tankless water heaters are proving to be one of the more sought-after ‘green’ products by architects, builders and home owners pursuing a LEED for Homes or NAHB National Green Building Program home certification.” Huggins added, “Although larger custom-built homes dominated the first of the certified homes, increasingly, builders are seeking certifications for smaller, energy-efficient ‘trophy homes.’ This greatly increases the market opportunities for Viridian electric tankless water heaters.” In addition to the many networking opportunities provided with the various associations, the show will provide Noble with significant exposure with many regional and national building industry publications.

About Noble Innovations, Inc.

Noble Innovations was founded to research, develop, manufacture, market and sell products using various technologies generally classified as “green-conscious.” Noble Innovations intends to supply products that deliver increased functionality and energy efficiency to consumers. The company’s first product is the new Viridian® high-quality, whole house, electric tankless water heater. The company has several fully functioning prototypes in testing and is preparing for its first production. For more information, see www.ViridianTankless.com.

About ISH-North America

The ISH-North America trade show is managed by Messe Frankfurt, a leading worldwide provider of tradeshow, exhibition and conference services. Messe Frankfurt manages hundreds of shows in many industries annually. In addition to ISH-North America, Messe Frankfurt has scheduled similar Kitchen/Bath, Plumbing, Heating and Air Conditioning trade shows in Frankfurt, Germany, and Dubai in 2009.

About American Supply Association (ASA)

The American Supply Association is a non-profit national organization serving the Plumbing, Heating, Cooling, and Piping (PHCP) and Industrial PVF industries. Since 1969, ASA has provided the forum for PHCP & PVF wholesale-distributors and their vendors from around the country to discuss critical issues facing them. Members of ASA are distributors, manufacturers, service vendors and independent manufacturer’s representatives, who together create a powerful alliance of channel partners.

About Canadian Institute of Plumbing & Heating (CIPH)

Founded in 1933, the non-profit Canadian Institute of Plumbing & Heating is a vibrant organization committed to providing its members with the tools for success in today’s competitive environment. CIPH includes over 250 member companies including manufacturers, wholesale distributors, master distributors, manufacturers’ agents and allied companies who manufacture and distribute plumbing, hydronic heating, industrial, waterworks and other mechanical products. CIPH wholesalers operate over 600 warehouses and showrooms across Canada.

About International Association of Plumbing and Mechanical Officials

The International Association of Plumbing and Mechanical Officials is a non-profit, mutual benefit corporation with its world headquarters in Ontario, California, USA. With over 4,600 members located around the world, IAPMO strives to protect the health and safety of society through sound plumbing and mechanical practices. IAPMO has served the plumbing and mechanical industry since 1926 through the development and maintenance of the Uniform Plumbing Code and Uniform Mechanical Code, the most widely adopted codes of their kind.

About Plumbing & Heating Cooling Contractors Association/National (PHCC)

The Plumbing & Heating Cooling Contractors Association is made up of nearly 4,000 contracting firms that represent men and women from open and union shops who work in residential, commercial, new construction, industrial, and service and repair segments of the plumbing, heating and cooling industry. PHCC members have their own national lobbyist representing them on Capitol Hill and with federal agencies.

About Radiant Panel Association (RPA)

The Radiant Panel Association is made up of manufacturers, distributors, contractors, and trade associates supporting hydronic, electric and air radiant panel heating and cooling. The mission of the RPA is to provide superior leadership to the radiant industry through comprehensive education while fostering the awareness of radiant comfort and innovative technology.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1993 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be “forward-looking statements.”

Such statements are based on expectations, estimates, and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: actual “green” products being identified and produced; Noble’s ability to commence operations; actual revenues resulting from its green products; costs and difficulties related to seeking investment candidates and raising of capital; access to corporate financing, costs, delays, and any other difficulties related to Noble’s business plan, risks, and effects of legal and administrative proceedings and governmental regulations; future financial and operational results; competition; general economic conditions, and the ability to manage and continue growth. Should one or more of Noble’s underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Noble makes in this news release include market conditions and those set forth in reports or documents Noble files from time to time with the United States Securities and Exchange Commission. Noble undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:
Noble Innovations, Inc., Phoenix
James A. Cole, 602-455-0507
Fax: 602-233-3434
jcole@noblecares.com